FOR IMMEDIATE RELEASE:
Media Contact:	Investor Contact:
Leslie Monreal, Director of Public Relations (561) 682-4134	Richard Garcia, Senior VP and CFO (561) 682-4209

PAXSON COMMUNICATIONS APPOINTS
LARRY PATRICK TO BOARD OF DIRECTORS

(West Palm Beach, Florida — March 18, 2005) - Paxson Communications Corporation (AMEX-PAX), the owner and operator of the nation’s largest broadcast television station group and the PAX TV network, reaching 87% of U.S. households (approximately 95 million homes), today announced the appointment of Larry Patrick to its Board of Directors, effective March 17, 2005. Mr. Patrick is president of Patrick Communications, LLC, a media investment banking and brokerage firm that also provides management consulting services, and Legend Communications, a radio group owner.

Bringing a combination of business strategy and broadcast media expertise to Paxson’s Board of Directors, Mr. Patrick has consulted more than 300 broadcasting and cable companies in addition to 40 financial institutions during his career. One of the leading media brokerage firms in the country, Patrick Communications has handled over $3 billion in transactions, financings and appraisals, including the sale of over 60 television stations and 100 radio stations, since its founding in 1984. Mr. Patrick previously served as COO of Gilmore Broadcasting, a $250 million radio, television and cable operator, and as senior vice president of the National Association of Broadcasters (NAB).

Mr. Patrick’s credentials include a Ph.D. in communications and management from Ohio University and a Juris Doctor from The Georgetown University Law Center. He is currently president of the National Association of Media Brokers (NAMB) and a trustee of the Television and Radio Political Action Committee (TARPAC) and is past president of the Broadcast Education Association (BEA).

About Paxson Communications Corporation
Paxson Communications Corporation owns and operates the nation’s largest broadcast television distribution system and the PAX TV network. PAX TV reaches 87% of U.S. television households via nationwide broadcast television, cable and satellite distribution systems. For more information, visit PAX TV’s website at www.pax.tv.

Note: PAX TV distribution data provided by Nielsen Media Research.